Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BLOCKCHAIN OF THINGS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF MAY, A.D. 2020, AT 5:02 O'CLOCK P.M.

5785663 8100

SR# 20203862989

Authentication: 202928077

Date: 05-13-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BLOCKCHAIN OF THINGS, INC.

(a Delaware corporation)

The undersigned, Andre De Castro, hereby certifies that:

1.    He is the Chief Executive Officer of Blockchain of Things, Inc. (the "Corporation''), a Delaware corporation, and is duly authorized by the resolutions adopted and approved at a meeting of the Board of Directors of the Corporation to execute this instrument.

2.  This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation's Board of Directors, and duly adopted by stockholders holding a majority of the outstanding shares of common stock and preferred stock of the Corporation, by written consent as of May 12, 2020, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.  Article 4 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Common Stock, par value $0.0001 per share, and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value of$0.0001 per share. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the DGCL.

4.   This Amendment to the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5.  This Amendment to the Certificate of Incorporation of the Corporation shall be effective upon the Effective Date as stated herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 12th day of May 2020.

By: /s/ Andre De Castro

Andre De Castro

Chief Executive Officer

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